                          CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 1 to the registration statement on Form N-4 (the "Registration Statement") of our report dated February 26, 1998, relating to the financial statements of The Prudential Discovery Select Group Variable Contract Account, which appears in such Statement of Additional Information.

We also consent to the use in the Statement of Additional Information constituting part of this Registration Statement of our report dated March 5, 1998, relating to the consolidated financial statements of The Prudential Insurance Company of America, which appears in such Statement of Additional Information.

We also consent to the references to us under the headings "Experts" in the Statement of Additional Information.


/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP

New York, New York
April 24, 1998